Exhibit 4.2
TAG-ALONG AGREEMENT
THIS TAG-ALONG AGREEMENT, dated effective as of December 31, 2005 is made and entered into by and among FRANK LOUIS JAKSCH, SNR. & MARIA JAKSCH, Trustees of the Jaksch Family Trust, MARGERY GERMAIN, LAUREN GERMAIN, EMILY GERMAIN, LUCIE GERMAIN, FRANK LOUIS JAKSCH JR. (each, individually, a “Founder” and collectively, the “Founders”), CHROMADEX, INC., a California corporation (the “Company”) and THE UNIVERSITY OF MISSISSIPPI RESEARCH FOUNDATION, a Mississippi nonprofit corporation (the “Shareholder”).
WHEREAS, on October 8, 2004, the Company issued to the Shareholder 238,105 shares of the common stock of the Company (the “Shareholder Shares”), and the Company and the Founders have agreed, on the terms and conditions set forth in this Agreement, to grant the Shareholder certain so-called “tag-along” rights upon the sale of certain shares of common stock owned by the Founders; and
WHEREAS, concurrently herewith, the Company and the Shareholder are entering into that certain Stock Rights Agreement, dated even date herewith (the “Investor’s Rights Agreement”).
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein the parties hereto agree as follows:
Section 1. Tag-Along Right. Except as provided in Section 4 hereof, each Founder and each Permitted Transferee covenants and agrees with the Founder that, during the Tag-Along Period, he, she or it will not effect a Transfer of common stock in the Company (the “Common Stock”) unless the Shareholder is offered an equal opportunity to participate (a “Tag-Along Right”) in such transaction or transactions with respect to any Shareholder Shares then held by it, on a pro rata basis (based on the ratio of the aggregate number of shares of Common Stock (or Common Stock equivalents) to be sold by the Selling Founders to the aggregate number of shares of Common Stock beneficially owned by the Selling Founders participating in such sale immediately prior to such sale, for the same consideration per share of Common Stock and otherwise on the same terms by which the Selling Founder(s) sells shares of Common Stock (or Common Stock equivalents).
Section 2. Notice and Procedure for Public Offerings. In the case of a Tag-Along Sale involving registration under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of the Founder Shares to be sold in the Tag-Along Sale, then the Shareholder shall have the right to participate therein as provided for in the Investor’s Rights Agreement; provided, however, that in the event the number of shares to be underwritten in any such offering is limited or “cut-back” pursuant to the Investor’s Rights Agreement, the parties hereto agree that the Selling Founders and the Shareholder shall be cut-back proportionally to preserve the ratio of (x) the number of shares of Common Stock (or Common Stock equivalents) the Selling Founders desire to have included in such sale over (y) the number of shares the purchasers desire to have included in such sale (the “Relative Ratio”), and each of the Selling Founders agrees to voluntarily reduce the number of Founder Shares to be included in such registration in order to preserve the Relative Ratio.

Section 3. Notice and Procedure for Private Transactions. In the case of a Tag-Along Sale that does not involve registration under the Securities Act by the Company of the Founder Shares to be sold in the Tag-Along Sale, then each participating Selling Founder shall give written notice to the Shareholder (the “Tag-Along Sale Notice”) not less than 30 days prior to such proposed sale, providing (a) the number of shares of Common Stock subject to the proposed sale; (b) the name and address of the proposed purchaser; and (c) the proposed amount of consideration and a summary of the terms of the proposed sale and advising the Shareholder of its Tag-Along Rights. The Shareholder may exercise its Tag-Along Right by delivery of a written notice (the “Tag-Along Acceptance Notice”) to the Selling Founders participating in the Tag-Along Sale within 10 days of the Shareholder’s receipt of the Tag-Along Sale Notice. The Tag-Along Acceptance Notice shall state the number of shares of Common Stock that the Shareholder proposed to include in the sale. If the Tag-Along Acceptance Notice is not received during the time period specified above, then the Founders participating in the sale shall have the right for a 30-day period to effect the proposed sale of shares of Common Stock on terms and conditions no more favorable than those stated in the Tag-Along Sale Notice. If the prospective purchaser or purchasers of the shares to be sold in such Tag-Along Sale declines to purchase the aggregate number of shares sought to be sold by the participating Selling Founders and the Shareholder, the Selling Founders and the Shareholder agree to reduce the number of shares of each participating party to be included in such sale on a proportionate basis that preserves the Relative Ratio. If the Shareholder gives written notice indicating that it wishes to sell shares in the Tag-Along Sale, then the Shareholder shall be obligated to sell that number of shares specified in The Tag-Along Acceptance Notice (as such number may be reduced pursuant to the immediately preceding sentence) for the greatest consideration and upon the best terms by which any Selling Founder is selling to the buyer, such obligation to be conditioned upon and contemporaneous with completion of the transaction of purchase and sale with the buyer.
Section 4. Transfers to Permitted Transferees. Notwithstanding anything herein to the contrary, a Founder may Transfer shares of Common Stock to a Permitted Transferee without providing the Shareholder a Tag-Along Right, provided, however, that each Founder covenants and agrees that such Founder shall not Transfer any shares of Common Stock to a Permitted Transferee unless such Permitted Transferee agrees in writing to be bound by and to be a “Permitted Transferee” pursuant to this Agreement prior to receiving, accepting or acquiring any shares of Common Stock (or any options, warrants or other securities convertible into shares of Common Stock) from a Founder or any other Permitted Transferee.

Section 5. Effectiveness and Termination. The Tag-Along provisions of this Agreement shall automatically terminate with respect to any Shareholder Shares at such time that (i) the Company or any successor in interest registers or has already registered any shares of its common stock under the Securities Act of 1933 (the “33 Act”) and is thereupon subject to the reporting requirements of the Securities Exchange Act of 1934, and (ii) transfer of the Shareholder Shares is no longer restricted pursuant to Rule 144 or any other rule promulgated under the 33 Act. This Agreement shall terminate automatically upon the expiration of the Tag-Along Period. Upon any such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.
Section 6. Definitions.
(a) The term “Tag Along Sale” means a Transfer by any Founder, any Permitted Transferee of a Founder, or any Person having power to Transfer Founder Shares (or any of them) (collectively, “Selling Founders”), in one or more transactions (other than a Transfer from a Selling Founder to a Permitted Transferee) of any Founder Shares.
(b) The term “Founder Shares” means all shares of Common Stock beneficially owned at any time by the Founders and any Permitted Transferee of the Founders.
(c) The term “Permitted Transferee” means any of the following: (1) the spouse, parents, children, grandchildren or siblings of a Founder, (2) a trust established for the sole benefit of a Founder and/or any of such Founder’s spouse, parents, children or grandchildren, (3) a charitable trust established by a Founder for charitable or educational purposes with respect to which such Founder has the power to direct the voting and/or disposition of any shares of Common Stock transferred to or acquired by such trust or similar entity or (4) any other person or entity to whom Shareholder consents to a Transfer subject to such transferred shares remaining subject to this Agreement.
(d) The term “Tag-Along Period” means the period from the date of this Agreement to the date on which the Shareholder sells all of its shares of Common Stock either (x) pursuant to an effective registration statement filed in accordance with the Securities Act, or (y) pursuant to an exemption from registration in accordance with the Securities Act and rules promulgated thereunder.

(e) The term “Selling Founder” means a Founder who is engaging in a transaction that gives rise to Tag-Along Rights by virtue of the sale of shares of Common Stock beneficially owned by that Founder.
(f) The term “Transfer” means any sale, exchange, assignment, gift, transfer or other disposition, directly or indirectly, or any contract therefor, or any other agreement or arrangement with respect to the transfer of voting rights or any other beneficial interest in the Common Stock.
(g) A person “beneficially owns” any shares of any security with respect to which such person would be a beneficial owner pursuant to Rule 13d3 promulgated under the Securities and Exchange Act of 1934, as amended.
Section 7. Authority; Binding Effect. Each party hereto hereby represents and warrants to each other party hereto that;
(a) such party has full power and authority to enter into, execute and deliver and perform his obligations under this Agreement and to make the representations and warranties made herein and, in the case of any party that is not a natural person, no further corporate or trust action or approval is required in connection herewith; and
(b) Assuming due execution and delivery by each other party hereto, this Agreement constitutes the valid and binding agreement of such party, enforceable against such party in accordance with its terms.
Section 8. Endorsement of Certificates. Upon execution of this Agreement, the stock certificates representing the Founder Shares shall contain substantially the following legend, in addition to any other legends deemed appropriate or necessary by the Company:
“THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A TAG-ALONG AGREEMENT DATED AS OF                     , 200_, AS AMENDED OR MODIFIED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER ON REQUEST TO THE SECRETARY OF THE COMPANY. SUCH TAG-ALONG AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE SALE, TRANSFER, OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED HEREBY.”

Section 9. Company Books. The Company hereby agrees to abide by the terms of this Agreement. Accordingly, the Company shall not register on its books and records, recognize any Transfer or issue any replacement certificates to any person or entity attempting to acquire securities pursuant to a Transfer that has not complied with the terms of this Agreement.
Section 10. Miscellaneous.
(a) Notices, Etc. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given if delivered personally or telecopied, on the date of such delivery or sent by reputable overnight courier, on the first business day following the date of such mailing, as follows:
If to the Shareholder:
The University of Mississippi Research Foundation
1006 Thad Cochran Research Center
P.O. Box 1848
University, MS 38677-1848
If to the Company:
ChromaDex, Inc.
2952 South Daimler Street
Santa Ana, California 92705
If to Jaksch:
c/o ChromaDex, Inc.
2952 South Daimler Street
Santa Ana, California 92705
If to Germain:
6 Olmsted Road
Scarsdale, New York 10583
[List addresses for all other named shareholders]

or to such other address as such party shall have designated by notice received by each other party in accordance with the terms of this Section 7.
(b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or, except as expressly set forth in Section 5, terminated, except by an instrument in writing signed by each party hereto.
(c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other parties.
(d) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief or any requirement for a bond.
(e) Governing Law. This Agreement shall be governed by the laws of the State of Mississippi, without regard to the principles of conflict of law thereof.
(f) Expenses. The parties hereto agree that each party hereto will bear their own costs, including attorneys fees, in complying with the terms hereof; provided however, that in the event of a dispute or any action to enforce the terms hereof the prevailing party shall be entitled to recover all costs and expenses incurred therein, including attorneys’ fees.
(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.
(h) Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter contained herein and therein.
(i) Shareholder Limitations. No provision or term herein shall be enforceable against Shareholder to the extent such provision as term would exceed or violate the authority of Shareholder by the rules and laws of the State of Mississippi to contract for such provision or term.
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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

JAKSCH FAMILY TRUST

By:	/s/ Frank Louis Jaksch, Sr.

FRANK LOUIS JAKSCH, SR., Trustee

/s/ MARIA JAKSCH

MARIA JAKSCH, Trustee

/s/ Margery Germain
MARGERY GERMAIN

/s/ Lauren Germain
LAUREN GERMAIN

/s/ Emily Germain
EMILY GERMAIN

/s/ Lucie Germain
LUCIE GERMAIN

/s/ Frank Louis Jaksch, Jr.

FRANK LOUIS JAKSCH, JR.

CHROMADEX, INC., a Californa Corporation

By:	/s/ Frank Jaksch

FRANK JAKSCH, CEO

THE UNIVERSITY OF MISSISSIPPI RESEARCH FOUNDATION